Exhibit 99.1

                                                                October 31, 2005

FOR IMMEDIATE RELEASE
Contact:  Laura Ulbrandt (212) 460-1900





                     LEUCADIA NATIONAL CORPORATION ANNOUNCES
               AGREEMENT TO SELL WILTEL COMMUNICATIONS GROUP, LLC



Leucadia National Corporation (LUK - NYSE) announced today that it has signed a definitive agreement with Level 3 Communications, Inc. (Nasdaq - LVLT) under which Level 3 will purchase all of the membership interests in its telecommunications subsidiary, WilTel Communications Group, LLC, excluding certain specified WilTel assets and liabilities to be retained by Leucadia.

Leucadia estimates that it will realize net value of approximately $750 million and record a net gain of $150 million, based upon the current value of the cash and stock consideration to be received from Level 3, together with the estimated value of the retained assets and retained liabilities discussed below and certain other adjustments.

The Level 3 consideration consists of $370 million in cash, plus $100 million in cash to reflect Leucadia's obligation to leave that amount of cash in WilTel, and 115 million newly issued shares of Level 3 common stock (with a market value of $310.5 million, based on a $2.70 per share closing price of Level 3 common stock on October 28 , 2005, the last trading day before the Agreement was announced), subject to adjustment for minimum working capital on December 31, 2005, which is not expected to be material. The Agreement also gives Level 3 a cash substitution right that allows it to pay additional cash consideration instead of common stock, at a price per share equal to the greater of $2.35 per share and the volume weighted average per share sales prices of Level 3 common stock for the 10-day period preceding the closing. Level 3 also has the right to reduce the stock portion of the purchase price by $80 million, using the same value for the Level 3 common stock as used in the cash substitution right, if it chooses to retain responsibility for WilTel's defined benefit pension plan and supplemental retirement plan. The Level 3 common stock has the benefit of a registration rights agreement and is subject to a transfer restriction that limits the number of shares Leucadia can sell (with certain exceptions) on any given day for a period of approximately 150 days. Level 3 will be required to file a registration statement covering the shares to be issued to Leucadia within 2 business days of the closing.

As specified in the Agreement, on or prior to the closing WilTel will transfer certain retained assets to Leucadia' subsidiary, Baldwin Enterprises, Inc., and Baldwin will assume certain retained liabilities. The retained assets include all cash and cash equivalents in excess of $100 million at December 31, 2005, all marketable securities, WilTel's headquarters building located in Tulsa, Oklahoma and certain other miscellaneous assets. In addition, WilTel will assign to Baldwin all of its right to receive cash payments from SBC Communications Inc. totaling $236 million, pursuant to the previously announced Termination, Mutual Release and Settlement Agreement dated June 15, 2005 among Leucadia, WilTel and SBC. The retained liabilities include all of WilTel's long term debt obligations, WilTel's obligations under its defined benefit pension plan (subject to the substitution right referred to above), certain other employee related liabilities and other claims. The Agreement requires payment in full of WilTel's obligations under its credit agreement ($357.5 million principal amount outstanding) and for Leucadia to obtain a release for WilTel from any obligation under the outstanding mortgage note secured by its headquarters building ($59.7 million principal amount outstanding). Leucadia intends to cause WilTel to pay these obligations in full in the near future.

The Agreement requires that all parties make the appropriate filings to treat the purchase of WilTel's membership interest as a purchase of assets for federal, state and local income and franchise tax purposes. As a result, WilTel's operating loss carryforwards, including any tax loss carryforwards generated by the sale, will remain with Leucadia. Based on the current value of the stock portion of the purchase price, Leucadia estimates that after the closing it will have a federal net operating loss carryforward of approximately $4.9 billion, which is subject to qualifications, limitations and uncertainties as discussed in Leucadia's annual report on Form 10-K for the year ended December 31, 2004.

Closing of the transaction is subject to customary closing conditions and regulatory approval, which is expected to be received in the first quarter of 2006.


                                    * * * * *

This press release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Although Leucadia believes any such statement is based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of factors that may cause results to differ, see Leucadia's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and its Annual Report on Form 10-K, as amended, for the year ended December 31, 2004. These forward-looking statements speak only as of the date hereof. Leucadia disclaims any intent or obligation to update these forward-looking statements.

Leucadia National Corporation, with its principal business address at 315 Park Avenue South, New York, New York 10010, is a holding company engaged in a variety of businesses.